EXHIBIT 10.1
SETTLEMENT AGREEMENT

            THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”), dated this 7th day of November 2008, is by and among Prudential Mutual Holding Company (the “MHC”), Prudential Bancorp, Inc. of Pennsylvania (the “Company”) and Prudential Savings Bank (the “Bank,” and collectively with the MHC and the Company, “Prudential”), and Stilwell Value Partners I, L.P. (“Stilwell Value Partners”), Stilwell Partners, L.P., Stilwell Value LLC, Joseph Stilwell, an individual, and John Stilwell, an individual (collectively, the “Stilwell Group,” individually, a “Stilwell Group Member”).

RECITALS

    WHEREAS, on October 4, 2006, Stilwell Value Partners filed suit in the United States District Court for the Eastern District of Pennsylvania (the “Court”), Docket No. 06-CV-4432 (the “Stilwell Litigation”), against the MHC, the Company and the directors of the MHC and the Company;

    WHEREAS, the Court by order dated August 15, 2007 dismissed all claims in the Stilwell Litigation, except for one claim against MHC; the Court granted MHC summary judgment on a portion of this remaining claim by order dated April 24, 2008; and Stilwell Value Partners voluntarily withdrew the remaining portion of the claim with prejudice;

    WHEREAS, on June 11, 2008, Stilwell Value Partners appealed to the United States Court of Appeals for the Third Circuit, Docket No. 08-2702 (the “Appeal”), a portion of the Court’s August 15, 2007 order;

    WHEREAS, by letter dated May 14, 2008, Stilwell Value Partners demanded that various actions be taken by the Company (the “Stilwell Demand”);

    WHEREAS, in light of the foregoing, Prudential and the Stilwell Group have agreed that it is in their mutual interests to enter into this Settlement Agreement; and

    WHEREAS, Prudential and the Stilwell Group are entering into a separate, concurrent agreement with respect to certain expenses incurred by the Stilwell Group in connection with the Stilwell Litigation and related matters (the “Expense Agreement”).

    NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

            1.         Representations and Warranties of the Stilwell Group Members.  The Stilwell Group Members represent and warrant to Prudential, as follows:

(a)        The Stilwell Group has fully disclosed in Exhibit A to this Settlement Agreement the total number of shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”) as to which it has beneficial ownership and neither the Stilwell Group nor any Stilwell Group Member nor any of their affiliates has (i) a right to acquire a beneficial ownership interest in any capital stock of the Company, or (ii) a right to vote any shares of capital stock of the Company other than as set forth in Exhibit A;

(b)        The Stilwell Group and the Stilwell Group Members have full power and authority to enter into and perform their obligations under this Settlement Agreement and the Expense Agreement, and the execution and delivery of this Settlement Agreement and the Expense Agreement by the Stilwell Group and Stilwell Group Members has been duly authorized by the principals of the Stilwell Group.  This Settlement Agreement and the Expense Agreement constitute valid and binding obligations of the Stilwell Group and the Stilwell Group Members and the performance of their respective terms shall not constitute a violation of any limited partnership agreement, operating agreement, bylaws, or any agreement or instrument to which the Stilwell Group or any Stilwell Group Member is a party;

(c)        There are no other persons who, by reason of their personal, business, professional or other arrangement with the Stilwell Group or any Stilwell Group Member, have agreed, in writing or orally, explicitly or implicitly, to take any action on behalf of or in lieu of the Stilwell Group or any Stilwell Group Member that would be prohibited by this Settlement Agreement; and

(d)        There are no arrangements, agreements or understandings concerning the subject matter of this Settlement Agreement and the Expense Agreement between the Stilwell Group or any Stilwell Group Member and Prudential other than as set forth in this Settlement Agreement and the Expense Agreement.

2.         Representations and Warranties of the MHC, the Company and the Bank.

(a)        The MHC, the Company and the Bank hereby represent and warrant to the Stilwell Group that the MHC, the Company and the Bank have full power and authority to enter into and perform their respective obligations under this Settlement Agreement and the Expense Agreement and that the execution and delivery of this Settlement Agreement and the Expense Agreement by the MHC, the Company and the Bank has been duly authorized by the Board of Directors of the MHC, the Company and the Bank.  This Settlement Agreement and the Expense Agreement constitute valid and binding obligations of the MHC, the Company and the Bank and the performance of their respective terms shall not constitute a violation of their respective articles of incorporation or bylaws or any agreement or instrument to which the MHC, the Company or the Bank is a party.

(b)        Prior to the date of this Settlement Agreement, the Company has repurchased 1,493,884 shares of Company Common Stock and the MHC has purchased 149,000 shares of Company Common Stock, for a total of 1,642,884 shares (collectively referred to as the “Prior Repurchases”).

(c)        The MHC, the Company and the Bank hereby represent and warrant to the Stilwell Group that there are no arrangements, agreements, or understandings concerning the subject matter of this Settlement Agreement and the Expense Agreement between the Stilwell Group or any Stilwell Group Member and Prudential other than as set forth in this Settlement Agreement and the Expense Agreement.

3.         Covenants.

(a)        During the term of this Settlement Agreement, Prudential covenants and agrees as follows:

(i)                  In connection with this Settlement Agreement, each of the Boards of Directors of the MHC, the Company and the Bank has adopted a resolution stating that it is the intention of Prudential to complete a second step conversion, whereby Prudential would reorganize from the mutual holding company form of organization to the stock holding company form of organization (the “Second Step Conversion”), by no later than the annual meeting of shareholders for 2013, currently expected to be held in February 2013 (the “2013 Annual Meeting”).  Such intention is subject to the Prudential Boards’ exercise of their fiduciary duties and their ongoing evaluation of the merits of proceeding with the Second Step Conversion in light of a variety of considerations, including but not limited to market conditions and the Bank’s and the Company’s capital needs.

(ii)                Promptly after entering into the Settlement Agreement, the Company will issue a press release announcing that (A) conducting the Second Step Conversion is an integral part of Prudential’s long-term strategic plan and (B) proceeding with the Second Step Conversion under the time frames outlined in Section 3(a)(i) above will be a function of, among other things, an evaluation of market conditions, which currently are not favorable but which the Company believes will improve over the next several years.

(iii)               Subject to market conditions and Prudential’s capital needs and the fiduciary duties of the respective Boards of Directors, the Company and the MHC, between them, will repurchase, in the case of the Company, or purchase, in the case of the MHC, at least 1,357,116 additional shares of Company Common Stock by September 30, 2011 (the “Proposed Share Repurchase Plan”).  Upon completion of the Proposed Share Repurchase Plan, the Company and the MHC will have repurchased or purchased, as the case may be, when aggregated with the Prior Repurchases, a total of 3,000,000 shares of Company Common Stock.

(iv)              (A)       In the event that the MHC and the Company do not complete the Proposed Share Repurchase Plan by purchasing and/or repurchasing a total of 3,000,000 shares of Company Common Stock by September 30, 2011 (not including any shares that may be repurchased pursuant to the Benefit Plan Repurchases (as hereinafter defined)), Prudential will by October 15, 2011 either (X) adopt a plan of conversion pursuant to which the Second Step Conversion will be effected (the “Plan of Conversion”), or (Y) appoint to the Boards of Directors of the MHC, the Company and the Bank an individual nominated by the Stilwell Group (“the Stilwell Representative”) who (1) is acceptable to Prudential, which acceptance will not be unreasonably withheld; (2)(a) resides in Bucks, Chester, Delaware, Montgomery, or Philadelphia Counties, Pennsylvania or Camden County, New Jersey; and (b) has significant financial expertise and/or banking experience.

                                   (B)       The determination of whether to take the action in subclause (X) in Section 3(a)(iv)(A) above or instead to take the action in subclause (Y) in Section 3(a)(iv)(A) above shall be solely at the discretion of Prudential and is not subject to challenge by the Stilwell Group.  In the event Prudential determines to appoint the Stilwell Representative to the Boards of Directors of the MHC, the Company and the Bank, the Stilwell Representative will be appointed by October 15, 2011 to the class of directors of the Boards of Directors of the MHC, the Company and the Bank whose terms will expire at the respective entity’s annual meeting held in 2014 (the “2014 Class”).  Such annual meetings are currently expected to be held in February 2014.  Prudential would take such corporate action as is necessary to permit the appointment of the Stilwell Representative to the three Boards of Directors.  In the event the Stilwell Representative is appointed to the Boards of Directors of each of the Company, the Bank and the MHC, the Boards of Directors of each of the Company, the Bank and the MHC will nominate the Stilwell Representative for an additional three year term expiring at the respective entity’s annual meeting held in 2017 and for an additional two year term thereafter expiring at the respective entity’s annual meeting held in 2019, provided, however, that the Stilwell Representative will resign from the Board of Directors of each entity upon the expiration date of this Settlement Agreement. The Company will recommend to its shareholders the election of the Stilwell Representative at each of the Company's annual meetings at which the Stilwell Representative is a nominee for re-election, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company. The Company shall use its reasonable best efforts to have the Stilwell Representative elected as a director of the Company and the Company shall solicit proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors. The MHC agrees to vote the shares of Company Common Stock held thereby in favor of the Stilwell Representative’s election at the Company’s annual meetings of shareholders at which the Stilwell Representative is a nominee for re-election.

The Company agrees to vote the shares of the common stock of the Bank owned thereby in favor of the re-election of the Stilwell Representative at the annual meetings of the Bank at which the Stilwell Representative is a nominee for re-election. In addition, the Board of Directors of the MHC will re-appoint the Stilwell Representative to the Board of the MHC at the annual meetings thereof at which the Stilwell Representative is a nominee for re-appointment. The Stilwell Group shall have the power to designate the Stilwell Representative's replacement upon the death, resignation, retirement, disqualification or removal from office of such director, subject to (i) satisfaction of all legal and governance requirements regarding service as a director of Prudential and (ii) the acceptance of Prudential, which acceptance will not be unreasonably withheld, and the compliance with the provisions of Section 3(a)(iv)(A)(Y). The Boards of Directors of each of the MHC, the Company and the Bank will promptly take all action reasonably required to fill any such vacancy so occurring.

                                    (C)       In the event that Prudential takes the action described above in subparagraph (X) in Section 3(a)(iv)(A) above and completes the Second Step Conversion by June 30, 2012, Prudential’s obligations under this Settlement Agreement to purchase and/or repurchase shares of Company Common Stock will cease.

(v)                In the event that the Plan of Conversion is adopted pursuant to Section 3(a)(iv)(A) but the Second Step Conversion is not completed by June 30, 2012 and Prudential has not previously appointed the Stilwell Representative to the Boards of Directors of the MHC, the Company and the Bank, the Boards of Directors of such entities shall promptly appoint the Stilwell Representative to the 2014 Class.

(vi)              In the event the Second Step Conversion is completed by September 30, 2011, there will be no obligation to appoint the Stilwell Representative to the Boards of Directors of the MHC, the Company and the Bank.

(vii)             The Company may adopt and implement, including seeking shareholder approval, the Stock Option Plan and the Management Recognition and Retention Plan (collectively, the “Stock Benefit Plans”), covering an aggregate of 791,517 shares of Company Common Stock at any time subsequent to the execution of this Agreement by the parties hereto.  Option grants and restricted stock awards may be made promptly after receipt of shareholder approval notwithstanding any other provision of this Settlement Agreement and shall vest in accordance with the terms of the Stock Benefit Plans.

(viii)           Until and unless a Second Step Conversion has been completed, Prudential will fund awards granted pursuant to the Stock Benefit Plans through the repurchase by the Company of the necessary shares through open market or privately negotiated transactions (“Benefit Plan Repurchases”), such repurchases being in addition to the shares being repurchased pursuant to the Proposed Share Repurchase Plan. In addition, Prudential will engage an independent benefits consulting firm of its choosing to advise Prudential with regard to administration of the Stock Benefit Plans, including assistance in determining grant levels.

(ix)              Any stock option and/or recognition and retention stock plans adopted by Prudential subsequent to the completion of a Second Step Conversion (the “Second Step Stock Benefit Plans”) will be funded with shares of common stock held in treasury by the then public holding company for the Bank (the “New Holding Company”).  Furthermore, the New Holding Company will engage an independent benefits consulting firm to advise the New Holding Company with respect to the Second Step Stock Benefit Plans.

(x)                In connection with the Second Step Conversion, the New Holding Company will disclose in the prospectus used to offer its stock to depositors and existing shareholders of the Company that it intends to consider a variety of capital management strategies which will include, among others, share repurchases.  It is anticipated that possible share repurchases by the New Holding Company will be considered by the Board of Directors of the New Holding Company beginning promptly after the one year anniversary of the Second Step Conversion.

(xi)       During the term of this Settlement Agreement, neither Prudential nor any of its directors  shall make any public statement, whether by press release, advertisement, comment to any news media, filings under federal securities laws or federal or state banking laws or otherwise, regarding the affairs of the Stilwell Group or any Stilwell Group Member that (A) reflects negatively against Stilwell Group or any Stilwell Group Member or (B) is inconsistent with the description of and disclosure regarding this Settlement Agreement as agreed to by Prudential and the Stilwell Group pursuant to Section 7 hereof; provided, however, that no party shall be required to revise or amend any prior disclosures or descriptions of the Stilwell Litigation, the Appeal, the Stilwell Demand or the circumstances leading up to such matters.

(b)        For purposes of Section 3(b), reference to the Company and the Company Common Stock will be deemed to include references to the New Holding Company and its common stock (“New Holding Company Common Stock”) with respect to the periods subsequent to the completion of the Second Step Conversion.  During the term of this Settlement Agreement, the Stilwell Group and each Stilwell Group Member covenant and agree not to do the following, directly or indirectly, alone or in concert with any other affiliate, group or other person:

                        (i)         own, acquire, offer or propose to acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation), the beneficial ownership of, or the right to vote, any additional shares of the outstanding Company Common Stock or any securities convertible into Company Common Stock (except by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally);

                        (ii)        without the Company’s prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any interest in the Stilwell Group’s shares of Company Common Stock to any person the Stilwell Group believes, after reasonable inquiry, would beneficially own immediately after any such sale or transfer more than 5% of the outstanding shares of the Company Common Stock;

         (iii)       (A) propose or seek to effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange or other disposition of substantially all the assets of, or other business combination involving, or a tender or exchange offer for securities of, the Company or the Bank or any material portion of the Company’s or the Bank’s business or assets or any other type of transaction that would result in a change in control of the Company (any such action described in this clause (A) is a “Company Transaction Proposal”), (B) seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company, the MHC or the Bank or any of the businesses, operations or policies of the Company, the MHC or the Bank, provided that if the Stilwell Representative is appointed to the Boards of Directors of the Company, the MHC and the Bank, such individual can take action as is necessary to fulfill his or her duties as a director, (C) present to the Company, its shareholders or any third party any proposal constituting or that could reasonably be expected to result in a Company Transaction Proposal, or (D) seek to effect a change in control of the Company;

            (iv)       publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in a Company Transaction Proposal or take any action that might require the Company to make a public announcement regarding any such Company Transaction Proposal;

            (v)        initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal constituting or that can reasonably be expected to result in a Company Transaction Proposal;

                         (vi)       solicit proxies or written consents or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents, or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Securities Exchange Act of 1934) in opposition to any recommendation or proposal of the Company’s Board of Directors, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of (or the execution of a written consent in respect of) the Company Common Stock, or execute any written consent in lieu of a meeting of the holders of the Company Common Stock or grant a proxy with respect to the voting of the capital stock of the Company to any person or entity other than the Board of Directors of the Company;

            (vii)      initiate, propose, submit, encourage or otherwise solicit shareholders of the Company for the approval of one or more shareholder proposals or induce or attempt to induce any other person to initiate any shareholder proposal, or seek election to, or seek to place a representative or other affiliate or nominee on, the Company’s Board of Directors (other than with respect to the provisions of Sections 3(a)(iv)(A) and (v), providing for the possible appointment of the Stilwell Representative) or seek removal of any member of the Company’s Board of Directors;

                       (viii)         form, join in or in any other way (including by deposit of the Company’s capital stock) participate in a partnership, pooling agreement, syndicate, voting trust or other group with respect to Company Common Stock, or enter into any agreement or arrangement or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Company Common Stock;

                        (ix)       (A) join with or assist any person or entity, directly or indirectly, in opposing, or make any statement in opposition to, any proposal or director nomination submitted by the Company’s Board of Directors to a vote of the Company’s shareholders, or (B) join with or assist any person or entity, directly or indirectly, in supporting or endorsing (including supporting, requesting or joining in any request for a meeting of shareholders in connection with), or make any statement in favor of, any proposal submitted to a vote of the Company’s shareholders that is opposed by the Company’s Board of Directors;

                        (x)        vote for any nominee or nominees for election to the Board of Directors of the Company other than those nominated or supported by the Company’s Board of Directors or consent to become a nominee for election as a director of the Company;

                        (xi)       except in connection with the enforcement of this Settlement Agreement, initiate or participate, by encouragement or otherwise, in any litigation against or derivatively on behalf of the Company, the MHC or the Bank or their respective officers and directors, except for testimony which may be required by law;

                        (xii)      make any public statement, whether by press release, advertisement (including the posting of billboards), comment to any news media, filings under federal securities laws or federal or state banking laws or otherwise, regarding the affairs of Prudential that (A) reflects negatively against Prudential or the Boards of Directors of Prudential or any of the directors or officers of the MHC, the Company or the Bank or (B) is inconsistent with the description of and disclosure regarding this Settlement Agreement as agreed to by Prudential and the Stilwell Group pursuant to Section 7 hereof; provided, however, that no party shall be required to revise or amend any prior disclosures or descriptions of the Stilwell Litigation, the Appeal, the Stilwell Demand or the circumstances leading up to such matters; and

                        (xiii)      advise, assist, encourage or finance (or arrange, assist or facilitate financing to or for) any other person in connection with any of the matters restricted by, or otherwise seek to circumvent the limitations of, this Settlement Agreement.

            (c)     The Stilwell Group shall within five (5) business days of the execution of this Settlement Agreement remove any and all existing billboards or signs erected at the Stilwell Group’s direction making reference to Prudential.

            (d)        Stilwell Value Partners shall within five (5) business days of the execution of this Settlement Agreement enter into a stipulation for the dismissal, with prejudice, of the Appeal, in the form attached as Exhibit B.  Upon execution of this Settlement Agreement, the Stilwell Demand shall be deemed to have been withdrawn.

            (e)        During the term of this Settlement Agreement, the Stilwell Group and each Stilwell Group Member covenant and agree, and shall require each of their affiliates, to vote the shares of Company Common Stock beneficially owned by them in favor of the approval of the Stock Benefit Plans, the Plan of Conversion, the Second Step Conversion and the Second Step Stock Benefit Plans (the “Proposals”) and will not make any public statement in opposition to the Proposals.

            (f)        In connection with the announcement of the execution of this Settlement Agreement, the Stilwell Group will state publicly, in the press release attached as Exhibit C, that the shares of Company Common Stock that it beneficially owns may be sold from time to time in open market transactions.

            (g)        (i) In the event that at any time from the date of this Settlement Agreement through September 30, 2011, the closing sales price per share of the Company’s Common Stock on the Nasdaq Global Market is $12.50 per share or higher (“First Threshold”), the Company and/or the MHC have the right to purchase from the Stilwell Group up to 260,000 shares of Company Common Stock (or all of the shares owned by the Stilwell Group if at such time the Stilwell Group does not beneficially own 260,000 or more shares of Company Common Stock) at $12.50 per share (“First Call Option”).  Once the Company and/or the MHC become aware that the First Threshold has been reached, the Company and/or the MHC will provide written notice within three (3) business days to the Stilwell Group that the First Call Option is exercisable.  The Company and/or the MHC can exercise the First Call Option at any time during the fifteen (15) business day period after written notice is given to the Stilwell Group that the First Call Option is exercisable.  The Company and/or the MHC can exercise the First Call Option in full or in part in their complete discretion.  If the Company and/or the MHC choose to exercise the First Call Option in full or in part, settlement of the purchase of the shares being sold by the Stilwell Group pursuant to the First Call Option will be within three (3) business days of such exercise, with payment by wire transfer to an account identified by the Stilwell Group.

                        (ii)  In the event that at any time from the date of this Settlement Agreement through September 30, 2011, the closing sales price per share of the Company Common Stock is $13.50 per share or higher (“Second Threshold”), the Company and/or the MHC have the right to purchase from the Stilwell Group up to an additional 260,000 shares of Company Common Stock (or all of the shares owned by the Stilwell Group if at such time the Stilwell Group does not beneficially own 260,000 or more shares of Company Common Stock) at $13.50 per share (the “Second Call Option”).  Once the Company and/or the MHC become aware that the Second Threshold has been reached, the Company and/or the MHC will provide written notice within three (3) business days to the Stilwell Group that the Second Call Option is exercisable.  The Company and/or the MHC can exercise the Second Call Option at any time during the fifteen (15) business days after written notice is given to the Stilwell Group that the Second Call Option is exercisable.  The Company and/or the MHC can exercise the Second Call Option in full or in part in their complete discretion.  The ability of the Company and/or the MHC to exercise the Second Call Option is not contingent on whether the First Call Option was exercised in full or in part.  If the Company and/or the MHC chooses to exercise the Second Call Option in full or in part, settlement of the purchase of the shares being sold by the Stilwell Group pursuant to the Second Call Option will be within three (3) business days of such exercise, with payment by wire transfer to an account identified by the Stilwell Group.

            (h) In the event that prior to September 30, 2011, the Stilwell Group ceases to beneficially own 5.0% or more (the “Minimum Share Ownership”) of the issued and outstanding shares of Company Common Stock, Prudential will have no obligation to adopt a Plan of Conversion and complete a Second Step Conversion or to appoint the Stilwell Representative as provided by Section 3(a)(iv)(A); provided, however, the decline in the Stillwell Group’s beneficial ownership below the Minimum Share Ownership level shall not affect the obligations of Prudential set forth in Sections 3(a)(iii) and 3(a)(viii).  The Stilwell Group shall notify Prudential in writing of the decline in the Stilwell Group’s beneficial ownership below the Minimum Share Ownership within three (3) business days of the date that its beneficial ownership falls below the Minimum Share Ownership threshold.

            4.         Notice of Breach and Remedies.

            The parties expressly agree that an actual or threatened breach of this Settlement Agreement by any party will give rise to irreparable injury that cannot adequately be compensated by damages. Accordingly, in addition to any other remedy to which it may be entitled, each party shall be entitled to seek a temporary restraining order or injunctive relief to prevent a breach of the provisions of this Settlement Agreement or to secure specific enforcement of its terms and provisions.

The Stilwell Group and each Stilwell Group Member expressly agree that they will not be excused or claim to be excused from performance under this Settlement Agreement as a result of any material breach by Prudential unless and until Prudential is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court.  If Prudential seeks relief in court, the Stilwell Group and each Stilwell Group Member irrevocably stipulate that any failure to perform by the Stillwell Group and/or any Stilwell Group Member or any assertion by the Stilwell Group and/or any Stilwell Group Member that they are excused from performing their obligations under this Settlement Agreement would cause Prudential irreparable harm, that Prudential shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that the Stilwell Group and each Stilwell Group Member shall not deny or contest that such circumstances would cause Prudential irreparable harm.  If, after such thirty (30) business day period, Prudential has not either reasonably cured such material breach or obtained relief in court, the Stilwell Group or each Stilwell Group Member may terminate this Settlement Agreement by delivery of written notice to Prudential.

Prudential expressly agrees that it will not be excused or claim to be excused from performance under this Settlement Agreement as a result of any material breach by the Stilwell Group or any Stilwell Group Member unless and until the Stilwell Group and each Stilwell Group Member is given written notice of such breach and thirty (30) business days either to cure such breach or seek relief in court.  If the Stilwell Group or any Stilwell Group Member seeks relief in court, Prudential irrevocably stipulates that any failure to perform by Prudential or any assertion by Prudential that it is excused from performing its obligations under this Settlement Agreement would cause the Stilwell Group and each Stilwell Group Member irreparable harm, that the Stilwell Group or any Stilwell Group Member shall not be required to provide further proof of irreparable harm in order to obtain equitable relief and that Prudential shall not deny or contest that such circumstances would cause the Stilwell Group and each Stilwell Group Member irreparable harm.  If, after such thirty (30) business day period, the Stilwell Group or the Stilwell Group Member has not either reasonably cured such material breach or obtained relief in court, Prudential may terminate this Settlement Agreement by delivery of written notice to the Stilwell Group and each Stilwell Group Member.

5.         Release.  Prudential, the Stilwell Group and each Stilwell Group Member, on behalf of themselves and their subsidiaries, affiliates, officers, directors, partners, members, employees, agents, assigns, successors, heirs and legal representatives, hereby mutually release and forever discharge each and every other party to this Agreement (and any subsidiaries, affiliates, officers, directors, partners, members, employees, attorneys, financial advisors, agents, assigns, successors, heirs and legal representatives) from any and all actions, causes of actions, claims, demands, debts, damages and liabilities of whatsoever kind and nature, known and unknown, at law or in equity, in contract or in tort, fixed or contingent, liquidated or unliquidated, which each party now has, claims, threatens or asserts, or might or could hereafter have, claim, threaten or assert, against any or all of the other parties to this Agreement (or any of such parties’ subsidiaries, affiliates, officers, directors, partners, members, employees, attorneys, financial advisors, agents, assigns, successors, heirs and legal representatives) arising or alleged to arise out of or in any manner related to any contracts, transactions, acts or omissions by any party on or prior to the date of this Settlement Agreement.  Notwithstanding the foregoing, this mutual release neither extends to nor includes the obligations and liabilities created by this Agreement.  The mutual release set forth in this Section is understood and intended by the parties to constitute a general release.

6.         Term.  This Settlement Agreement shall be effective upon the execution of the Settlement Agreement, and will remain in effect for a period of ten (10) years.

7.         Publicity.  Promptly upon the execution and delivery of this Settlement Agreement, Prudential and the Stilwell Group shall issue the joint press release attached as Exhibit C, which has been mutually agreed to by the parties.  Furthermore, attached as Exhibit D is the mutually agreed upon disclosure the Stilwell Group shall include in an amendment to its Prudential Schedule 13D, reporting the Settlement Agreement.  Attached as Exhibit E is the mutually agreed upon disclosure the Company shall include in its Form 8-K, reporting the Settlement Agreement.  In addition, Prudential and the Stilwell Group shall each provide to the other party for such party’s prior review and approval any additional future disclosure proposed to be made by Prudential or the Stilwell Group concerning this Settlement Agreement unless such additional future disclosure is substantially identical to or consistent with the disclosures mutually agreed to in Exhibits C-E.  All future disclosures concerning the Settlement Agreement will be consistent with the disclosures mutually agreed to in Exhibits C-E.  No party, however, will be required to revise or amend any prior disclosure or descriptions of the Stilwell Litigation, the Appeal, the Stilwell Demand or the circumstances leading up to such matters.  During the term of this Settlement Agreement, no party to this Settlement Agreement shall cause, discuss, cooperate or otherwise aid in the preparation of any press release or other publicity concerning any other party to this Settlement Agreement or its operations without the prior approval of such other party other than press releases or other publicity substantially identical to or consistent with the disclosures mutually agreed to in Exhibits C-E.

8.         Notices.  All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered by telecopy or in person, (b) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

Stilwell Group:	Joseph Stilwell 26 Broadway, 23rd Floor New York, New York 10004 Facsimile: 212-269-2675

With a copy to:	Spencer L. Schneider, Esq. 70 Lafayette Street, 7th Floor New York, New York 10013 Facsimile: 212-233-9713

Prudential:
Thomas A. Vento
President and Chief Executive Officer
Prudential Mutual Holding Company
Prudential Bancorp, Inc. of Pennsylvania
Prudential Savings Bank
1834 Oregon Avenue
Philadelphia, Pennsylvania 19145
Facsimile: 215-755-7521

With a copy to:	Raymond A. Tiernan., Esq. Philip R. Bevan, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, 11th Floor Washington, DC 20005 Facsimile: 202-347-2172

and

Edward M. Posner, Esq. William M. McSwain, Esq. Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, Pennsylvania 19103-6996 Facsimile: 215-988-2757

            9.         Governing Law and Choice of Forum.  Unless applicable federal law or regulation is deemed controlling, Pennsylvania law shall govern the construction and enforceability of this Settlement Agreement.  Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the United States District Court for the Eastern District of Pennsylvania or, if there is no basis for federal jurisdiction, in the Philadelphia Court of Common Pleas.  The Stilwell Group and the Stilwell Group Members agree that the United States District Court for the Eastern District of Pennsylvania and the Philadelphia Court of Common Pleas may exercise personal jurisdiction over them in any such actions.

            10.        Severability.  If any term, provision, covenant or restriction of this Settlement Agreement is held by any governmental authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Settlement Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.        Successors and Assigns.  This Settlement Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns, and transferees by operation of law, of the parties.  Except as otherwise expressly provided, this Settlement Agreement shall not inure to the benefit of, be enforceable by or create any right or cause of action in any person, including any shareholder of the Company, other than the parties to the Settlement Agreement.  Nothing contained herein shall prohibit Stilwell Value Partners and Stilwell Partners from being permitted to transfer any portion or all of the shares of Company Common Stock owned thereby at any time to any affiliate of Stilwell Value Partners or Stilwell Partners but only if the transferee agrees in writing for the benefit of Prudential (with a copy thereof to be furnished to Prudential prior to such transfer) to be bound by the terms of this Settlement Agreement (any such transferee shall be included in the terms “Stilwell Group” and “Stilwell Group Member”).

            12.        Survival of Representations, Warranties and Covenants. All representations, warranties and covenants shall survive the execution and delivery of this Settlement Agreement and shall continue for the term of this Settlement Agreement unless otherwise provided.

13.        Amendments.  This Settlement Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties.

14.        Definitions.  As used in this Settlement Agreement, the following terms shall have the meanings indicated, unless the context otherwise requires:

            (a)        The term “acquire” means every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

            (b)        The term “acting in concert” means (i) knowing participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

            (c)        The term “affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person.

            (d)        The terms “beneficial ownership” or “beneficially owned” mean all Company Common Stock owned or held in the name of a Stilwell Group Member or an associate thereof, individually or jointly with any other person; by any trust in which a Stilwell Group Member is a settlor, trustee, or beneficiary; by any corporation in which a Stilwell Group Member is a shareholder (owning, together with all other Stilwell Group Members and their respective affiliates, more than five percent (5%) of the outstanding voting power), director or officer; by any partnership in which a Stilwell Group Member is a limited partner (owning, together with all other Stilwell Group Members and their respective affiliates, more than five percent (5%) of the outstanding beneficial interests), general partner, employee or agent; or by any other entity in which a Stilwell Group Member holds, together with all other Stilwell Group Members and their respective affiliates, more than five percent (5%) of the outstanding beneficial interests.

            (e)        The term “change in control” denotes circumstances under which: (i) any person or group becomes the beneficial owner of shares of capital stock of the Company, the New Holding Company or the Bank representing 25% or more of the total number of votes that may be cast for the election of the Boards of Directors of the Company, the New Holding Company or the Bank, (ii) the persons who were directors of the Company, the New Holding Company or the Bank cease to be a majority of the Board of Directors, in connection with any tender or exchange offer (other than an offer by the Company, the New Holding Company or the Bank), merger or other business combination, sale of assets or contested election, or combination of the foregoing, or (iii) shareholders of the Company, the New Holding Company or the Bank approve a transaction pursuant to which substantially all of the assets of the Company, the New Holding Company or the Bank will be sold.

            (f)        The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management, activities or policies of a person or organization, whether through the ownership of capital stock, by contract, or otherwise.

(g)        The term “group” has the meaning as defined in Section 13(d)(3) of the Securities Exchange Act of 1934.

            (h)        The term “person” includes an individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, syndicate, or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company or the New Holding Company.

            (i)         The term “transfer” means, directly or indirectly, to sell, gift, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, gift, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Company Common Stock or New Holding Company Common Stock, or any interest in any Company Common Stock or New Holding Company Common Stock; provided, however, that a merger or consolidation in which the Company or the New Holding Company is a constituent corporation shall not be deemed to be the transfer of any common stock beneficially owned by the Stilwell Group or a Stilwell Group Member.

            (j)         The term “vote” means to vote in person or by proxy, or to give or authorize the giving of any consent as a stockholder on any matter.

            15.        Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            16.        Duty to Execute.  Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

            17.        Termination.  This Agreement shall cease, terminate and have no further force and effect upon the expiration of the term as set forth in Section 6, unless earlier terminated by mutual written agreement of the parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned and is effective as of the day and year first above written.

STILWELL VALUE PARTNERS I, LLC		PRUDENTIAL MUTUAL HOLDING COMPANY

	/s/ Joseph Stilwell		/s/ Thomas A. Vento
By:	STILWELL VALUE LLC	By:	Thomas A. Vento
	General Partner		President and Chief Executive officer

/s/ Joseph Stilwell
By:	Joseph Stilwell
Managing and Sole Member

STILWELL PARTNERS, L.P		PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

	/s/ Joseph Stilwell		/s/ Thomas A. Vento
By:	STILWELL VALUE LLC	By:	Thomas A. Vento
	General Partner		President and Chief Executive Officer

/s/ Joseph Stilwell
By:	Joseph Stilwell
Managing and Sole Member

STILWELL VALUE LLC		PRUDENTIAL SAVINGS BANK

	/s/ Joseph Stilwell		/s/ Thomas A. Vento
By:	Joseph Stilwell	By:	Thomas A. Vento
	Managing and Sole Member		President and Chief Executive Officer

JOSEPH STILWELL

/s/ Joseph Stilwell
Joseph Stilwell

JOHN STILWELL

/s/ John Stilwell
John Stilwell